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                       THE GAP, INC. AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE


                Thirteen Weeks Ended        Twenty-six Weeks Ended
                            July 30, 1994   July 31, 1993  July 30, 1994   July 31, 1993
Net earnings ($000)            $   44,352     $    28,659    $   107,830     $    70,164

Weighted average shares of
common stock outstanding
during the period             145,741,236     144,869,960    145,551,113     144,613,661

Add incremental shares from
assumed exercise of stock
options (primary)                 729,087         636,701        831,631         676,588

                              146,470,323     145,506,661    146,382,744     145,290,249

Primary earnings per share      $     .30       $     .20     $      .74      $      .48

Weighted average shares of
common stock outstanding
during the period             145,741,236     144,869,960    145,551,113     144,613,661

Add incremental shares from
assumed exercise of stock
options (fully-diluted)           728,973         636,904        862,052         675,833

                              146,470,209     145,506,864    146,413,165     145,289,494

Fully-diluted earnings
per share                       $     .30       $     .20     $      .74      $      .48


NOTE: The information provided in this exhibit is presented in accordance with Regulation S-K Item 601(b)(11), while net earnings per share on the Consolidated Statements of Earnings is presented in accordance with APB Opinion 15 as the difference between primary and fully-diluted earnings per share and earnings per share calculated on a weighted average shares basis is less than 3%.

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